Exhibit 10.14

September 1, 2023

Pamela Wapnick

Dear Pamela:

Congratulations on your offer of employment from Metagenomi! We are delighted to offer you the position of Chief Financial Officer at Metagenomi, Inc. (“Company”), reporting to Brian Thomas. This is a full-time position based remotely at your home office, with regular business travel to our office based in Emeryville, California.

Your anticipated start date will be September 18, 2023. This offer of employment is conditioned on your satisfactory completion of certain requirements, as described below.

As a remote employee, you will be required to travel for business purposes as needed. The extent and frequency of travel may vary depending on business needs.

You will have the duties and responsibilities commensurate with the duties and responsibilities customarily associated with the position of Chief Financial Officer and such other duties and responsibilities as may be prescribed by the Chief Executive Officer or as determined by the Board.

You will be expected to devote all of your business time and attention to this position, but as an exempt employee, you must work such hours as may be required by the nature of your work and will not be eligible for overtime pay. You shall devote all of your business time, attention, and energy to the Company and shall not, during the term of your employment, be actively engaged in any managerial or employment capacity in any other business activity for gain, profit, or other pecuniary advantage without the written consent of the Company.

Base Compensation: Your starting salary on an annualized basis will be $420,000.00 less payroll deductions and withholdings, payable bi-monthly in accordance with Metagenomi’s pay periods. Your position is classified as “exempt” under the Federal Labor Standards Act and is not eligible for overtime pay.

Annual Incentive Bonus. You will be eligible for an incentive bonus based on the achievement of performance objectives as determined by the Board in its sole discretion. Your discretionary bonus target will be 40% of your annual base salary. Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the

Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

Vacation, Holiday, and Sick Leave: You will be eligible for 15 days of paid vacation, 16 paid Company holidays, and receive separate paid sick leave, all in accordance with the Company’s vacation, holiday, and sick leave policies, as may be amended from time to time.

Benefits: In addition, you will be eligible to participate in health insurance, retirement plan, and other employee benefit plans established by the Company for its employees, all subject to the eligibility requirements and terms set forth in such plan documents, as may be amended from time to time.

Equity. Due to our current organizational structure, our equity award program consisted of awards of common units in the form of profits interests granted by Metagenomi Technologies, LLC, the parent entity of the Company (the “Current Parent”). We are currently exploring a reorganization, which, if completed, would result in our parent company being a corporation (the “New Parent”), which will allow us to award more common forms of equity compensation, such as stock options and/or restricted stock units. In light of this potential reorganization, we are currently postponing our equity award program. If we complete the reorganization within our anticipated timeline, we will recommend to the Board of Directors of New Parent (the “Board”) that you be granted an equity award of 175,000 units (the “Equity Grant”). The Equity Grant will vest over a period of four years, with 25% of the Equity Grant vesting on the one-year anniversary of your start date, and the remainder vesting in 36 equal monthly installments thereafter, so long as you continue to provide services to the Company or Parent. The grant of such Equity Grant by the Parent is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and your Equity Grant will be provided upon approval of such grant by the Board.

Post-offer conditions:

The Company conditions this offer upon the satisfactory completion of the actions below and your signing and returning this letter by the offer expiration date below. The Company reserves the right to withdraw this offer if any of the above conditions are not satisfied.

●
Authorization to Work. The Immigration Reform and Control Act of 1986 requires that within three (3) business days of starting your new position, you must present documentation demonstrating that you have authorization to work in the United States. This requirement applies to U.S. citizens and non-U.S. citizens alike; you may contact Human Resources if you have any questions.

●
Background Checks. Successful completion of the Company’s criminal, education, driving, and/or employment background, as well as reference checks

●
At-Will Employment, Arbitration Agreement, and Class Action Waiver. Prior to your Start Date, you must sign and return the Company’s standard At-Will Employment, Arbitration Agreement, and Class Action Waiver.

●
Employee Invention Assignment, Confidentiality and Restrictive Covenant Agreement. As a condition of employment, prior to your Start Date, you must sign and return the Company’s standard Employee Invention Assignment, Confidentiality and Restrictive Covenant Agreement.

Entire Agreement. This offer letter agreement, together with the agreements referenced herein, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein. If any term or provision, or portion of this agreement, including without limitation, the Arbitration Agreement, is declared void or unenforceable it shall be severed and the remainder of this Agreement shall be enforceable

Offer Acceptance: To accept this offer, please sign and date this letter and the other documents enclosed for your signature, and return them to Nikki Webber, Senior Director, Talent Acquisition by September 5, 2023.

We look forward to your favorable reply and to a productive and enjoyable work relationship. Should you have any questions about this offer, please contact Nikki. We look forward to welcoming you to Metagenomi!

With best regards,

/s/ Lindsay Caldwell
Lindsay Caldwell
Vice President, Human Resources

I have read this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein. By signing below, I accept this offer of employment this letter makes. I agree to report for my first day of work on September 18, 2023.

/s/ Pamela Wapnick	01 September 2023
Pamela Wapnick	Date

The following are provided for your reference and must be completed online prior to your Start Date:

●
Metagenomi Confidential Information, Assignment of Inventions Agreement and Restrictive Covenant Agreement
●
Metagenomi At-Will Employment and Arbitration Agreement